FORM OF INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, is between the separate series of the Northern Lights Fund Trust IV (“Acquiring Trust”), as listed on Schedule A hereto, as may be amended from time to time (“Acquiring Fund(s)”), severally and not jointly, and each separate series of the Krane Shares Trust (“Trust”), as listed on Schedule B hereto, as may be amended from time to time (“Acquired Fund(s)”), severally and not jointly. The Acquired Funds and the Acquiring Funds may be referred to herein as the “Funds”.

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, no Acquiring Fund is in the same Group of Investment Companies as any Acquired Fund;

WHEREAS, Krane Funds Advisors LLC (“Krane”) is the primary investment adviser to each Acquired Fund, but neither Krane nor any person controlling, controlled by, or under common control with Krane is the primary investment adviser of any Acquiring Fund;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Sections 12(d)(1)(A), and permits registered investment companies, such as the Acquired Funds, to sell their shares to other registered investment companies, such as the Acquiring Funds, in each case subject to compliance with the conditions of the Rule, including that any Acquired Fund and Acquiring Fund enter into an agreement, such as this Investment Agreement, before the Acquiring Fund purchases or acquires more than 3% of the shares of the Acquired Fund; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule and, as a result, an Acquired Fund may sell its shares to an Acquiring Fund in excess of such limitations;

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund[s] in reliance on the Rule.

1.	TERMS OF INVESTMENT

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, each Acquiring Fund and each Acquired Fund agree as follows:

(i)  In-kind redemptions. The Acquiring Fund acknowledges and agrees that, consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may, in its sole discretion, honor any redemption request wholly or partially in kind or in cash, and, when in kind, using any basket of securities, assets and/or other positions as it believes to be in the best interest of the Acquired Fund and its shareholders.

(ii)	Timing/advance notice of redemptions. The Acquiring Fund represents that --

(a) The Acquiring Fund will not seek to disrupt, or intentionally disrupt, the management of the Acquired Fund in connection with any redemption request.

(b) All acquisitions of shares of the Acquired Fund by the Acquiring Fund will be made for investment purposes and not for control purposes, and to the extent that the Acquiring Fund were required to report its holdings of Acquired Fund shares pursuant to Section 13(d) and/or 13(g) of the Securities Exchange Act of 1934, such holdings would qualify at all times and under all circumstances for reporting on Form 13G under the Act. and

(c) The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. [The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Funds’ investment adviser with assessing the impact of fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund agrees reasonably promptly to provide the Acquiring Trust with information reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	REPRESENTATIONS OF THE ACQUIRED FUNDS.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund pursuant to this Agreement, the Acquired Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquired Funds; (ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule or this Agreement.

(b) Each Acquiring Fund acknowledges and understands that an Acquired Fund reserves the right to reject any purchase of shares by an Acquiring Fund or any direct purchase of Creation Units by an Acquiring Fund.

3.	REPRESENTATIONS OF THE ACQUIRING FUNDS.

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund pursuant to this Agreement, the Acquiring Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquiring Funds; (ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule or this Agreement.

(b) Each Acquiring Fund will promptly notify an Acquired Fund in writing at the time of any investment that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s outstanding voting securities. At the same time, such Acquiring Fund shall also provide to the Acquired Fund in writing a list of the names of each “affiliated person” (as defined under the 1940 Act) of the Acquiring Fund that is (i) a broker-dealer, (ii) a broker-deal or bank that borrows as part of a securities lending program, (iii) an issuer that privately places its own fixed income securities, (iv) a bank that provides credit support or structures money market securities or (v) a futures commission merchant or a swap dealer, and shall notify the Fund of any changes to such list as soon as reasonably practicable after a change occurs. Each Acquiring Fund that has provided notice to an Acquired Fund pursuant to this Section 2(b) will also notify the Acquired Fund in writing when it no longer holds 5% or more of such Acquired Fund’s total outstanding voting securities.

4.	LEGAL.

(a) Indemnification. Each Acquiring Fund agrees to hold harmless and indemnify an Acquired Fund, including any of its principals, trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Acquiring Fund of any provision of this Investment Agreement or (ii) a violation or alleged violation by such Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of the Rule or this Agreement.

Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, trustees, officers, employees and agents, against and from any and all Claims asserted against the Acquiring Fund, including any of their principals, trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by such Acquired Fund of any provision of this Investment Agreement or (ii) a violation or alleged violation by such Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of the Rule or this Agreement.

(b) Governing Law. The provisions of this Investment Agreement shall be construed and interpreted in accordance with the laws of the State of New York (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the 1940 Act.

5.	NOTICES

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	With a copy to:
Northern Lights Fund Trust IV	Thompson Hine LLP
Attn: Wendy Wang, President	Attn: Legal Dept.
c/o Ultimus Fund Solutions, LLC	Bibb Strench
80 Arkay Drive,	1919 M Street. N.W. Suite 700Washington,
Hauppauge, NY 11788	D.C. 20036-3537
Email: wwang@ultimusfundsolutions.com
And	Email:bibb.strench@thompsonhine.com
Hafeez Esmail
Main Management, LLC
Email: esmail@mainmgt.com

If to the Acquired Fund:	With a copy to:
KraneShares Compliance	Michael Quain
Attn: Odette Gafner	[Address]
280 Park Avenue, 32nd Floor	[City, State, Zip]
New York, NY 10017	Fax:
Email: compliance@kraneshares.com	Email:
Michael@quaincomplianceconsulting.com

6.	TERM AND TERMINATION; ASSIGNMENT; AMENDMENT

(a) This Agreement shall be effective for the duration of each of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 30 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund, unless such purchases render it in compliance with Section 12(d)(1)(A) of the 1940 Act.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party. Thus, in the event that the Acquiring Trust desires to add an additional series as an “Acquiring Fund” under this Agreement, it shall so notify the Trust in writing, and subject to the Trust’s written acceptance of such addition, the additional series shall be added to Schedule A by written amendment prior to any investment. Similarly, in the event an Acquiring Fund wishes to (i) invest in a series of the Trust that is in existence as of the date of this Agreement but is not listed on Schedule B or (ii) invest in a series of the Trust created after the date of this Agreement, the parties agree that, upon confirmation by the Trust that the series is eligible for investment by Acquiring Funds, such series shall be added to Schedule B by written amendment prior to any investment by the Acquiring Fund.

(e) In any action under this Agreement involving any Fund, each Fund agrees to look solely to the individual Fund that is involved in the matter in controversy and not to any other Fund or investment company.

(f) The effectiveness of this Agreement shall be deemed to constitute the termination as of the date first written above of any and all prior agreements between Acquiring Funds and Acquired Funds that relates to the investment by any Acquiring Funds in any Acquired Funds in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

7.	EXECUTION

This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Acquiring Fund	Acquired Fund

Name: Wendy Wang	Name: Odette Gafner
Title: President	Title: Chief Compliance Officer

SCHEDULE A

List of Acquiring Funds to Which this Agreement Applies

Main Sector Rotation ETF

Main Thematic Innovation ETF

Main BuyWrite Fund

SCHEDULE B

List of Acquired Funds to Which this Agreement Applies

Any series of exchange-traded-funds (each an “ETF”) under the KraneShares Trust (the “Trust”)1

[1]	Cannot include KraneShares MSCI All China Index ETF (“KALL”), Quadratic Interest Rate Volatility and Inflation Hedge ETF (“IVOL”), KraneShares Global Carbon Strategy ETF (“KRBN”), KFA Mount Lucas Index Strategy ETF (“KMLM”), Quadratic Deflation ETF (“BNDD”), KraneShares California Carbon Allowance Strategy ETF (“KCCA”) or “KraneShares China Innovation ETF” (“KGRO”) each of which currently has the ability to invest in shares of an investment company in excess of the Section 12 limits.